news release
Marillyn Hewson Joins Chevron’s Board of Directors

SAN RAMON, Calif., Dec. 2, 2020 – Chevron Corporation (NYSE: CVX) announced that Marillyn A. Hewson has been elected to Chevron’s board of directors, effective on January 1, 2021. She will serve on the Audit Committee of the Board.

Hewson, 66, is executive chairman of Lockheed Martin Corporation. She served as Lockheed Martin’s chairman, president and chief executive officer from January 2014 to June 2020 and held the positions of president and chief executive officer from January 2013 to December 2013.

“It’s truly an honor to welcome Marillyn to Chevron’s board,” said Chevron Chairman and CEO Michael Wirth. “Marillyn is one of the world’s most accomplished business leaders. She brings valuable global business experience as well as decades of perspective on international commerce and geopolitics to our board, and will make our company better.”

Hewson joined Lockheed Martin more than 35 years ago as an industrial engineer. During her career she has held leadership positions across the corporation. She currently serves on the board of directors of Johnson & Johnson, the Congressional Medal of Honor Foundation, the Board of Governors of the USO, and as chair of the Catalyst Board of Directors. Hewson has served on several U.S. government advisory bodies, including her current appointment to the American Workforce Policy Advisory Board. She earned her Bachelor of Science degree in business administration and her Master of Arts degree in economics from The University of Alabama and has completed executive development programs at Columbia Business School and Harvard Business School.

Chevron Corporation is one of the world’s leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company’s operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

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Contact:     Braden Reddall    --    +1 925-842-2209